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                                                                     EXHIBIT 4.4

                             THE RIGHT START, INC.

                    1995 NON-EMPLOYEE DIRECTORS OPTION PLAN


     SECTION 1.  PURPOSE.

     The purpose of The Right Start, Inc. 1995 Non-Employee Directors Option Plan (the "Plan") is to promote the interests of The Right Start, Inc., a California corporation (the "Company") and its shareholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-employee directors through formula grants and deferral elections of non-qualified stock options to acquire shares of the Company's Common Stock (as defined below). In addition, such grants will encourage the closer alignment of the interests of such directors with those of the Company's shareholders.

     SECTION 2.  DEFINITIONS.

     For purposes of the Plan, the following terms shall have the meanings set forth below:

     2.1. "Annual Meeting" means the annual meeting of the Company's shareholders for any fiscal year held in accordance with the Company's Articles of Incorporation and By-Laws.

     2.2. "Board" means the Board of Directors of the Company as constituted from time to time.

     2.3. "Change of Control" shall mean:

          (i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, Kayne, Anderson Investment Management, Inc., any group (as heretofore defined) of which any of them is a member, any affiliate of any of the foregoing or any person who on the effective date of this Plan is an officer or director of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the shares of the Common Stock, or (B) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (y) any acquisition by any corporation if, immediately following such acquisition, more than 50% of the outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their
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ownership, immediately prior to such acquisition, of the Common Stock and Voting
Securities; or

      (ii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation more than 50% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

      (iii) Approval by the shareholders of the Company of (A) a complete liquidation or substantial dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a Subsidiary, wholly-owned, directly or indirectly, by the Company.

     2.4. "Code" means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

     2.5. "Committee" means the Compensation Committee of the Board, which Committee shall administer the Plan.

     2.6. "Common Stock" means the common stock, no par value, of the Company or any security of the Company issued in substitution or exchange therefor.

     2.7. "Company" means The Right Start, Inc., a California corporation, or any successor corporation to The Right Start, Inc.

     2.8. "Deferral Election" means the election to receive Deferral Election Options by an Eligible Director pursuant to and in accordance with this Plan.

     2.9. "Deferral Election Option" means any Option granted to an Eligible Director pursuant to a Deferral Election.

     2.10. "Disability" means any physical or mental disability which is deemed to be total and permanent by a physician selected in good faith by the Company.

     2.11. "Eligible Director" means any director of the Company who is not, and who for at least one year preceding the commencement of his or her membership on the Board has not been, an employee of the Company or any Subsidiary of the Company.

     2.12. "Exchange Act" means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder.
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     2.13.  "Fair Market Value" means on, or with respect to, any given date, the closing per share market trading price for the Common Stock as reported on the consolidated transaction reporting system for any domestic stock exchange or, if the Common Stock is not then listed, on Nasdaq ("Nasdaq") or, if the Common Stock is not then so reported, the average of the closing bid and asked prices quoted on Nasdaq or, if the Common Stock shall not be quoted on Nasdaq, the average of the closing bid and asked prices in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization for such date, or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded.

     2.14. "Grant Date" means the date of any Annual Meeting on which an Eligible Director is entitled to receive an Annual Grant or has elected to receive Deferral Election Options pursuant to and in accordance with this Plan.

     2.15. "Initial Election Date" means, for each member of the Board of Directors, the later of (i) the date the Plan is adopted by the Board of Directors or (ii) the date of such member's initial election or appointment to the Board of Directors.

     2.16. "Option" means any option issued to an Eligible Director pursuant an Annual Grant or Deferral Election.

     2.17. "Option Agreement" means a written agreement between the Company and an Eligible Director setting forth the terms and conditions of an Option.

     2.18. "SEC" means the Securities and Exchange Commission, or any successor governmental agency.

     2.19. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent of the voting stock of one of the other corporations in such chain.

     SECTION 3.  OPTIONS.

     3.1. Nature of Options. All Options granted under the Plan shall be nonstatutory stock options and are not intended to qualify under Section 422 of the Code as "incentive stock options."

     3.2. Annual Grant. An Option to purchase 3,000 shares of Common Stock (as adjusted pursuant to Section 6 of the Plan) shall be granted (an "Annual Grant") automatically to each Eligible Director on the date of the Annual Meeting for such year.

     3.3. Deferral Election. In addition to any Options that an Eligible Director may be entitled to receive pursuant to an Annual Grant, each Eligible Director shall be entitled to make an irrevocable election (a "Deferral Election") each year, at least six months prior to the Company's next scheduled annual meeting of shareholders (the "Next Meeting") (or with respect to any Eligible Director whose Initial Election Date falls within
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the period of six months prior to the Next Meeting, on prior to such Initial
Election Date), to receive, in lieu of all or any portion of the compensation to which such Eligible Director would otherwise be entitled to receive as a member of the Board of Directors (other than reimbursement for expenses) (the "Director Fee") for the period from the Next Meeting to the day prior to the annual meeting subsequent to the Next Meeting, Deferral Election Options. Deferral Election Options shall be granted on the day of the Annual Meeting in each year for which a Deferral Election has been made. The number of shares of Common Stock covered by a Deferral Election Option shall be determined by an independent valuation expert, retained by the Committee, such that the value of the Deferral Election Option is equivalent on the Grant Date to the Director Fee which the Eligible Director would otherwise have been entitled to receive for such year. No Eligible Director shall be entitled to receive Deferral Election Options having a value greater than the amount of the Director Fee that such director would have been entitled to receive on the date of the adoption of the Plan, unless, in the event that the amount of the Director Fee is increased subsequent to the date of the adoption of the Plan, such increase has been approved by a majority of the shareholders of the Company. Each Deferral Election shall be set forth in a written notice delivered to the Secretary of the Company. Such election shall remain in effect until terminated or modified by written notice to the Secretary of the Company, in which case such termination or modification shall become effective six months after the receipt of such notice by the Company.

     3.4. Exercise Price. The exercise price per share of Common Stock for any Option issued to an Eligible Director pursuant to this Plan shall be the Fair Market Value of the Common Stock on the first trading day (that is, a day on which Nasdaq or any other exchange or association on or through which the stock is traded is open for trading and during which at least one share of Common Stock is traded) preceding the Grant Date of such Option.

     3.5. Notice. Upon becoming exercisable in accordance with Section 4 of the Plan, the exercisable portion of an Option may be exercised in whole or in part, at any time, and from time to time, during the Option Period (as defined in Section 3.7 of the Plan) by giving written notice, signed by the person entitled to exercise the Option, to the Secretary of the Company stating the number of shares of Common Stock in respect of which the Option is being exercised, accompanied by payment in full of the aggregate exercise price for the shares of Common Stock to be purchased. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the Option as to such number of shares of Common Stock. No Option may be exercised at any time in respect of a fractional share.

     3.6. Payment. Payment of the aggregate option exercise price may be made in cash or by certified or cashier's check, bank draft or money order payable to the order of the Company or, if permitted by the Committee and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment (i) shares of Common Stock already owned by the Eligible Director for at least six (6) months and having a Fair Market Value equal to all or a portion of the option exercise price at the time of such exercise, or (ii) some other form of payment acceptable to the Committee. The Committee may also permit Eligible Directors to simultaneously exercise Options and sell the shares of Common Stock thereby acquired, pursuant to a "cashless exercise"
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arrangement or program, selected by and approved in all respects in advance by the Committee.

     3.7. Option Period. Each Option granted pursuant to an Annual Grant and each Option granted pursuant to a Deferral Election shall expire five years after its Grant Date, unless terminated earlier in accordance with Section 3.8 below (the "Option Period").

     3.8. Rights Upon Termination of Board Membership. In the event that an Eligible Director ceases to be a director of the Company or its Subsidiaries for any reason, all Options held by an Eligible Director shall immediately and fully vest and the Eligible Director or his or her successor shall have the right to exercise any such Option during its term within a period of one year after such Eligible Director ceased to be a director; provided, however, that unless the Eligible Director ceases to be a director of the Company or its Subsidiaries by reason of death or Disability, the number of shares of Common Stock covered by any Deferral Election Options which are not exercisable immediately prior to the date such Eligible Director ceased to be a director shall be reduced to reflect the amount of the Director Fee actually earned in such year.

     3.9. Shareholder and Other Rights. Neither the Eligible Director, nor an Eligible Director's successor or successors in interest, shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to an Option granted to any such Eligible Director until the date of issuance of a stock certificate in respect of such shares. No shares shall be required to be issued and delivered upon exercise of any Option unless and until all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities have been fully complied with. Neither the Plan, nor the granting of an Option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a director of the Company for any period of time or at any particular rate of remuneration.

     SECTION 4.  VESTING.

     Subject to Section 3.7 of the Plan, an Option shall become exercisable in respect of the aggregate number of underlying shares of Common Stock, determined as of the Grant Date, on the first anniversary of the Grant Date (or such longer period as the Committee may set on or prior to the Grant Date).

     SECTION 5.  BOARD AUTHORITY.

     The existence of the Plan, any Option Agreement and/or the Annual Grants and Deferral Elections made hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company's or any Subsidiary's capital structure or its business,
(b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company's or any Subsidiary's capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company's
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or any Subsidiary's assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. An Eligible Director, any beneficiary(ies) of any such Eligible Director and/or any other person shall not have any claim against any member of the Board or any committee thereof, the Company or any Subsidiary, or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

     SECTION 6.  RECAPITALIZATION ADJUSTMENTS.

     If the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Options may be granted under this Plan. A corresponding adjustment changing the number and kind of shares allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option.

     SECTION 7.  CERTAIN MERGERS.

     7.1. The Company as Surviving Corporation. If the Company enters into or is involved in any merger, reorganization or other business combination with any person or entity (such merger, reorganization or other business combination to be referred to herein as a "Merger Event") and as a result of any such Merger Event, the Company will be or is the surviving corporation, an Eligible Director shall be entitled, as of the date of the execution of the agreement evidencing the Merger Event (the "Execution Date") and with respect to both exercisable and non-exercisable Options (but only to the extent not previously exercised), to receive substitute stock options in respect of the shares of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Option granted hereunder as of the date of the consummation of the Merger Event. Notwithstanding anything to the contrary in this Section, if any Merger Event occurs, the Company shall have the right, but not the obligation, to pay to each affected Eligible Director an amount in cash or certified check equal to the excess of the Fair market Value of the Common Stock underlying any affected unexercised Options as of the Execution Date (whether then exercisable or not) over the aggregate exercise price of such unexercised Options; provided, however, that if the Company chooses to make such a payment to any Eligible Director, it must make such a payment to all Eligible Directors.

     7.2. The Company Not the Surviving Corporation. In the case of a Merger Event in which the Company will not be, or is not, the surviving corporation, and the Company determines not to make the cash or certified check payment described in Section 7.1 of the Plan, the Company shall compel and obligate, as a condition of the consummation of the Merger Event, the surviving or resulting corporation and/or the other party to the Merger Event, as necessary, or any parent, Subsidiary or acquiring corporation thereof,
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to grant, with respect to both exercisable and non-exercisable Options (but only to the extent not previously exercised), substitute options in respect of the shares of common or other capital stock of such surviving or resulting corporation on such terms and conditions, as to the number of shares, pricing and otherwise, as shall substantially preserve the value, rights and benefits of any affected Options previously granted hereunder as of the date of the consummation of the Merger Event.

     7.3. Cancellation of Previous Awards. Upon receipt by an affected Eligible Director of any such cash, certified check, or substitute options as a result of any such Merger Event, such Eligible Directors' affected Options for which such cash, certified check or substitute options was received shall be thereupon canceled without the need for obtaining the consent of any such affected Eligible Director.

     SECTION 8.  CHANGE OF CONTROL.

     8.1. Acceleration of Awards. Anything in the Plan to the contrary notwithstanding, if a Change of Control of the Company occurs, all Options then unexercised and outstanding shall become fully vested and exercisable as of the date of the Change of Control. The immediately preceding sentence shall apply to only those Eligible Directors who are directors of the Company and/or one of its Subsidiaries as of the date of the Change of Control.

     8.2. Payment After Change of Control. Anything in the Plan to the contrary notwithstanding, within thirty (30) days after a Change of Control under subsection (i) of the definition of Change of Control any Eligible Director who holds Options shall have the right, but not the obligation, to elect, within ten (10) business days after the Eligible Director has actual or constructive knowledge of the occurrence of such Change of Control, to require the Company to purchase such Options from the Eligible Director for an aggregate amount equal to the then aggregate Fair Market Value of the Common Stock underlying such Options tendered, less the aggregate exercise price of such tendered Options.

     SECTION 9.  OPTION AGREEMENTS.

     Each Eligible Director shall enter into an Option Agreement with the Company in a form specified by the Company. Each such Eligible Director shall agree therein to the restrictions, terms and conditions set forth in such Option Agreement and/or the Plan.

     SECTION 10.  BENEFICIARIES.

     Each Eligible Director may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan and the relevant Option Agreement may become payable on or after the Eligible Director's death. At any time, and from time to time, any such designation may be changed or canceled by the Eligible Director without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Company and shall not be effective until received by the Company. If no beneficiary has been designated by a deceased Eligible Director, or if the designated beneficiaries have predeceased the Eligible Director, the beneficiary shall be the Eligible Director's estate. If the Eligible Director designates
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more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Eligible Director has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Eligible Director.

     SECTION 11.  ADMINISTRATION OF THE PLAN.

     11.1. General. The Plan shall be administered by the Committee, and construed, governed, and amended in accordance with its terms; provided, however, in no case shall any action be taken by any member of the Committee if such action would result in the loss of "disinterested administrator" status, within the meaning of Rule 16b-3, as promulgated by the SEC under Section 16(b) of the Exchange Act, or any successor rule or regulation thereto, as such Rule is amended or applied from time to time (the "SEC Rule 16b-3"), of any director who is a member of the Committee.

     11.2. Committee Membership. The Committee shall consist of not less than two "disinterested" directors within the meaning of SEC Rule 16b-3. The Board may from time to time remove members from the Committee, fill vacancies on the Committee and may select one of the members of the Committee as the Committee's chairman.

     11.3. Plan Administration. The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan and may seek independent advice and counsel from such professional advisors as it deems necessary. The Committee shall report all actions taken by it to the Board.

     11.4. Limitation of Liability. Neither the Board nor the Committee, nor any member of either or other employees designated to help administer the Plan, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan and the members of the Board and the Committee and such other employees shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or any directors and officers liability insurance coverage which may be in effect from time to time.

     SECTION 12.  COMMON SHARES SUBJECT TO OPTIONS.

     The maximum aggregate number of shares of Common Stock with respect to which Options may be granted from time to time under the Plan is 125,000 shares, subject to adjustment as provided in Section 6 the Plan. The Common Stock issued under the Plan may be either previously authorized but unissued shares or treasury shares acquired by the Company. In the event that any Option expires, lapses, is forfeited, is settled in cash in lieu of Common Stock or otherwise terminates, any shares of Common Stock allocable to the terminated portion of such Option may again be made subject to an Option under the Plan; provided, however, if an individual has received the benefits of ownership with respect to the securities underlying any option granted under the Plan, including without limitation, the right to receive dividends, such shares may not again be made subject to an Option under the Plan.

     SECTION 13.  ELIGIBILITY AND PARTICIPATION.
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     Only Eligible Directors may receive Options under the Plan.

     SECTION 14.  EFFECTIVE DATE AND TERM OF THE PLAN.

     The Plan shall be effective upon its adoption by the Board, subject to the approval of the Plan by the Company's shareholders in accordance with SEC Rule 16b-3 and Sections 162(m) and 422 of the Code. The Plan shall remain in effect until all Options granted thereunder have been satisfied by the issuance of Common Stock or the payment of cash (unless sooner terminated under Section 15 of the Plan).

     SECTION 15.  TERMINATION AND AMENDMENT OF THE PLAN.

     In general, the Plan shall terminate 10 years from the date it is adopted by the Board of Directors, or the date it is approved by the shareholders, whichever is earlier, or shall terminate at such earlier time as the Board of Directors may so determine. No options shall be granted under the Plan after that date. Subject to the limitation contained in Section 16 of the Plan, the Committee may at any time amend or revise the terms of the Plan, including the form and substance of the Option Agreements to be used hereunder; provided, however, that the terms and provisions of the Plan which determine the eligibility of Eligible Directors to receive grants and the amount, price and timing of the Annual Grants and Deferral Elections shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; provided further, however, that without approval by the shareholders of the Company representing a majority of the shares entitled to vote thereon (as described in Section 14 of the Plan) no amendment or revision shall (i) except as provided in Section 6 of the Plan, materially increase the maximum number of shares that may be issued under this Plan; (ii) change the minimum purchase price for shares under Section 3 of the Plan; (iii) increase the maximum term established under the Plan for any Option; (iv) materially modify the requirements as to eligibility for participation in the Plan; (v) change the term of the Plan described in Section 14; or (vi) materially increase the benefits accruing to participants under the Plan. In addition, no such amendment or revision shall be effective if it would disqualify the Plan from the exemptions provided by SEC Rule 16b-3.

     SECTION 16.  PRIOR RIGHTS AND OBLIGATIONS.

     No amendment, suspension, or termination of the Plan shall, without the consent of the individual who has received an Option, alter or impair any of that person's rights or obligations under any Option granted under the Plan prior to that amendment, suspension, or termination.

     SECTION 17.  RESERVATION OF SHARES OF COMMON STOCK.

     The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. In addition, the Company will from time to time, as is necessary to accomplish the purposes of this Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority in order to issue and sell shares of Common Stock hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of its stock hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of the stock as to which the requisite authority shall not have been obtained.

     SECTION 18.  TAX WITHHOLDING.

     The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Option, or the delivery, transfer or vesting of any Common Stock, any federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. If the Committee in its sole discretion, permits shares of Common Stock to be used to satisfy any such tax withholding, such Common Stock shall be valued based on the Fair Market Value of such stock as of the date the tax withholding is required to be made, such date to be determined by the Committee. The Committee may establish rules limiting the use of Common Stock to meet withholding requirements by Eligible Directors who are subject to
Section 16 of the Exchange Act.

     SECTION 19.  SEC COMPLIANCE.

     With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of SEC Rule 16b-3. To the extent any provision of the Plan or any action of the Committee fails to comply with such rule, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. If a person subject to Section 16 of the Exchange Act exercises his or her rights under an Option grant under the Plan before six months have passed from the date of the grant, the Company shall hold in its custody any resulting stock certificate until six months has passed from the date of the grant; provided, however, that upon the occurrence of any Change of Control all such stock certificates which have been withheld shall immediately be delivered to such person.

     SECTION 20.  GOVERNING LAW.

     The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California (without reference to the principles of conflict of laws thereof), except to the extent preempted by federal law which shall govern to that extent.

     SECTION 21.  LISTING, REGISTRATION AND OTHER LEGAL COMPLIANCE.

     No Options or shares of Common Stock shall be required to be granted or issued under the Plan unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that such agreements, undertakings, representations, certificates, and/or information as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such
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applicable laws or regulations.  Certificates for shares of Common Stock delivered under the Plan may be subject to such stock transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the SEC, or any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. In addition, if, at any time specified herein (or in any Option Agreement or otherwise) for, (i) the granting of any Option or the making of any determination, (ii) the issuance or other distribution of Common Stock, or (iii) the payment of amounts to or through any Eligible Director with respect to any Option, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Eligible Director (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection therewith, the granting of such Option, the making of such determination, the issuance or distribution of Common Stock or such payment, as the case may be, shall be deferred until such required action is taken.

     SECTION 22.  TRANSFER OF OPTIONS.

     Options granted under the Plan and any Option Agreement, and any rights or interests herein or therein, shall not be assigned, transferred, sold, exchanged, or otherwise disposed of in any way at any time by any Eligible Director (or any beneficiary(ies) of any Eligible Director), other than by testamentary disposition by the Eligible Director or intestate succession. Any such Option, Option Agreement, rights or interests shall not be pledged, encumbered or otherwise hypothecated in any way at any time by any Eligible Director (or any beneficiary(ies) of any Eligible Director). Any such Option, Option Agreement, rights or interests shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber, or otherwise dispose of or hypothecate in any way any such Options, rights or interests, or the levy of any execution, attachment or similar legal process thereon, contrary to the terms of this Plan shall be null and void and without legal force or effect.